Exhibit 99.1

Citizens Holding Company Announces Its Decision to Not Participate in U. S. Treasury’s Capital Purchase Program

PHILADELPHIA, Miss.—(BUSINESS WIRE)—November 17, 2008—Citizens Holding Company (NASDAQ: CIZN - news) (the “Company”) announced today that it will decline the U. S. Treasury Department’s invitation to participate in its Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program.

“After a very detailed evaluation and analysis process, our Board of Directors has decided that it is not in the best interest of the Company or our shareholders to participate in the CPP,” said Greg L. McKee, President and Chief Executive Officer. “We believe that our current capital levels along with expected future earnings should provide us with the capital strength necessary to support projected asset growth, make strategic acquisitions and deal with any local economic downturn.”

At September 30, 2008, the Company was well capitalized according to existing bank regulatory requirements with a Tier 1 leverage capital ratio of 10.04%, a Tier 1 risk based capital ratio of 15.26% and a total risk based capital ratio of 16.24%. All of these ratios are well in excess of the regulatory minimums.

About Citizens Holding Company

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has twenty-three full service banking locations in ten counties in East Central and South Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Forward-Looking Statements

This release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All other statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations are forward-looking statements. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, changes in overall economic conditions, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date that they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com